UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________
FORM 8-K
__________________________________
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 21, 2013
 __________________________________
INTERNATIONAL SPEEDWAY
CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
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Florida	000-02384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Daytona Boulevard, Daytona Beach, Florida		32114
(Address of Principal Executive Offices)		(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure
Section 8 – Other Items

Item 8.01	Other Items
On June 18, 2013, the Company, through its wholly owned subsidiary Daytona International Speedway, LLC (“DIS”), announced that it had approved a comprehensive plan to redevelop the frontstretch of Daytona International Speedway. As part of that plan, DIS entered into a Design-Build Agreement with Barton Malow Company (“Barton Malow”), effective as of June 18, 2013 (the “Design-Build Agreement”). The Design-Build Agreement obligates DIS to pay Barton Malow approximately $316.0 million for the completion of the work described in the Design-Build Agreement. This amount is a stipulated sum to be paid for the work, which may not change absent a requested change in the scope of work by DIS.
The Design-Build Agreement contains certain provisions and representations usual and customary for agreements of this type, including, among others, provisions regarding liquidated damages to be assessed for work that is not completed according to the agreed upon schedule, provisions regarding payment schedules, and provisions regarding bonding and liability insurance policies applicable to the work. In addition, the Design-Build Agreement contains customary provisions regarding termination, review and inspection of the work by DIS, warranties and the use of subcontractors.
A copy of the press release announcing the plan and project is attached as an exhibit to this report.
Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description of Exhibit	Filing Status
1	(99.1)	Press Release	Attached herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)

Date:	June 21, 2013	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel